Exhibit 99.1

Date	January 13, 2005
To	OfficeMax Associates
From	Chris Milliken
Subject	Recent Announcements

Over the past few weeks, our company has released a number of disappointing announcements.  We have announced downward guidance to our sales and income projections based on a slower Holiday season in our retail business.  We have announced the resignation of two key executives from within our organization with Gary Peterson, President — Retail, and with Brian Anderson, our EVP and Chief Financial Officer.  And most disappointing to me, is the announcement that we have had to initiate an investigation as a result of a claim by one of our retail vendors that we had falsified documentation supporting allowance claims (subsequently proven to be true), and that perhaps we have recorded vendor income in the wrong periods during 2003 and 2004.  As a result of this investigation, we have postponed the release of our fourth quarter and 2004 year-end results from their originally scheduled release date of January 20.  However, we do plan to file our 10-K report with the S.E.C. within the prescribed time limits.

I think we all knew when we put these two companies together that we would have challenges.  I think I said at the beginning that we would periodically skin our knee as we went forward with the integration.  Well, we sure have skinned both our knees.

Having said that, however, I want to reflect for a moment on some of the good things that have happened over the past year.

First, and foremost, we have changed our name to OfficeMax.  All of our operations in the U.S. and Mexico now operate as OfficeMax and our brand awareness campaign (“Rubberband Man”) has received a great deal of high acclaim.  Secondly, we announced and committed to opening new stores (50) in those markets where we have a strong number one or number two position.  This will be the first time in a few years that OfficeMax has opened this many new stores.  Thirdly, we now have completed our systems work to allow our contract customers to shop in our stores using “Best Price Logic” that allows them to get their contract price or the store price — whichever is lower.  Currently we have 160,000 cards in circulation, and we are adding about 15,000 cards per week.  And, finally, our Print and Document Services (formerly CopyMax) business is being rolled out to our contract customers so that OfficeMax can provide another offering to our one-stop shopping experience.

Business in our U.S. Contract business is good with sales meeting our fourth quarter expectations.  We did experience some margin pressure as a large number of new accounts started up, as well as having to absorb cost increases in several product groups without being able to pass the increases through.  However, we are seeing early improvements with our margins as we start 2005, and this bodes well for the rest of the year.

Our Middle Market strategy is in place with 300 “feet on the street,” as we invest in the future for this important segment.

Our retail focus going into 2005 will shift more to the B-2-B customer to improve loyalty and to increase margins.  This is not to say we will turn away from the consumer customer — because we won’t.  But we will focus our merchandising and selling efforts more on the small business customer.

From a personal perspective, I am sorry that we had this series of disappointing releases.  But, we will get through them and get them behind us.  We have had obstacles placed in our path before and have always found a way around them.  With your help and continued support we will emerge a better company — a company with a passion for customer service and a company that stands for the highest standard of integrity.

Thanks for listening, and Happy New Year to all of you.